Exhibit 99.1

MARKETAXESS REPORTS FIRST QUARTER 2017 RECORD REVENUES

OF $103.9 MILLION, RECORD PRE-TAX INCOME OF $55.6 MILLION AND

RECORD DILUTED EPS OF $1.11

First Quarter Financial Highlights*

•	Record revenues of $103.9 million, up 17.3%

•	Record pre-tax income of $55.6 million, up 25.3%

•	Effective tax rate of 23.6%, includes $5.8 million of excess tax deductions related to share-based compensation

•	Record diluted EPS of $1.11, up 44.2% from $0.77

•	Record total trading volume of $394.4 billion, up 27.2%

•	Record trading volume in each of our four core products: U.S. high-grade, high-yield, Eurobonds and emerging market bonds

*	All comparisons versus first quarter 2016.

NEW YORK, April 26, 2017 – MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for fixed-income securities, and the provider of market data and post-trade services for the global fixed-income markets, today announced results for the quarter ended March 31, 2017.

“Our first quarter results delivered record revenue and earnings, driven by record trading volumes across all four of our core products. High-grade and emerging-market volumes performed particularly well despite a challenging market environment that saw record new issuance and unusually low market volatility,” said Richard M. McVey, Chairman and CEO of MarketAxess. “Open TradingTM adoption continues to accelerate as clients around the world embrace it as the preferred all-to-all liquidity solution in the global credit markets. Our strong results underscore clients’ growing reliance on our technology solutions to access new trading connections and expanded liquidity options.”

First Quarter Results

Total revenues for the first quarter of 2017 increased 17.3% to $103.9 million, compared to $88.6 million for the first quarter of 2016. Pre-tax income was $55.6 million, compared to $44.4 million for the first quarter of 2016, an increase of 25.3%. Pre-tax margin was a record 53.5%, compared to 50.1% for the first quarter of 2016. Net income totaled $42.5 million, or $1.11 per share on a diluted basis, compared to $29.0 million, or $0.77 per share, for the first quarter of 2016.

Commission revenue for the first quarter of 2017 increased 18.9% to $94.0 million, compared to $79.1 million for the first quarter of 2016. The growth in commission revenue was principally due to growth in variable transaction fees, which increased 23.4% to $77.8 million on total trading volume of $394.4 billion for the first quarter of 2017, compared to variable transaction fees of $63.1 million on total trading volume of $310.0 billion for the first quarter of 2016. U.S. high-grade trading volume as a percentage of FINRA’s high-grade TRACE trading volume increased to an estimated 15.9% for the first quarter of 2017, compared to an estimated 14.9% for the first quarter of 2016. See Non-GAAP Financial Measures and Other Items below.

All other revenue, which consists of information and post-trade services, technology products and services, investment income and other revenue, increased to $9.9 million, compared to $9.5 million for the first quarter of 2016. The increase in all other revenue was principally due to higher data revenue offset by an unfavorable impact of $0.8 million caused by the stronger U.S. dollar.

Total expenses for the first quarter of 2017 increased 9.2% to $48.3 million, compared to $44.2 million for the first quarter of 2016. The increase in total expenses was largely due to higher employee compensation and benefits costs of $2.9 million resulting from additional headcount.

The effective tax rate for the first quarter of 2017 was 23.6%, compared to 34.7% for the first quarter of 2016. The first quarter 2017 income tax provision includes excess tax benefits relating to a new standard for share-based compensation accounting adopted effective January 1, 2017 of approximately $5.8 million.

Employee headcount was 391 as of March 31, 2017, compared to 383 as of December 31, 2016 and 357 as of March 31, 2016.

Dividend

The Company’s board of directors declared a cash dividend to $0.33 per share of common stock outstanding, to be paid on May 25, 2017 to stockholders of record as of the close of business on May 11, 2017.

Share Repurchase Program

A total of 65,317 shares were repurchased in the first quarter of 2017 at a cost of $12.2 million under the Company’s $75.0 million share repurchase program. As of March 31, 2017, approximately $38.9 million was available for future repurchases under the program.

Balance Sheet Data

As of March 31, 2017, total assets were $530.7 million and included $356.2 million in cash, cash equivalents and investments. Total stockholders’ equity as of March 31, 2017 was $482.4 million.

Guidance for 2017

The Company is reducing it full year overall effective tax rate guidance for 2017 from a range of 32% and 34% to a range of 26% to 28%. The updated effective tax rate guidance reflects estimated excess tax benefits to be recognized in 2017 under the new share-based compensation accounting standard.

Non-GAAP Financial Measures and Other Items

To supplement the Company’s unaudited financial statements presented in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP measures of financial performance, including earnings before interest, taxes, depreciation and amortization (“EBITDA”) and free cash flow. The Company believes that these non-GAAP financial measures, when taken into consideration with the corresponding GAAP financial measures, are important in understanding the Company’s operating results. See the attached schedule for a reconciliation of GAAP net income to EBITDA and GAAP cash flow from operating activities to free cash flow.

Webcast and Conference Call Information

Richard M. McVey, chairman and chief executive officer, and Antonio L. DeLise, chief financial officer, will host a conference call to discuss the Company’s financial results and outlook on Wednesday, April 26, 2017, at 10:00 a.m. Eastern time. To access the conference call, please dial 855-425-4206 (U.S.) or 484-756-4249 (international). The Company will also host a live audio Webcast of the conference call on the Investor Relations section of the Company’s website at

http://investor.marketaxess.com. A replay of the call will be made available by dialing 855-859-2056 (U.S.) or 404-537-3406 (international) for one week after the announcement. The Webcast will also be archived on http://investor.marketaxess.com for 90 days following the announcement.

About MarketAxess

MarketAxess operates a leading electronic trading platform that enables fixed-income market participants to efficiently trade corporate bonds and other types of fixed-income instruments using MarketAxess’ patented trading technology. Over 1,200 institutional investor and broker-dealer firms are active users of the MarketAxess trading platform, accessing global liquidity in U.S. high-grade corporate bonds, emerging markets and high-yield bonds, European bonds, U.S. agency bonds, municipal bonds, credit default swaps and other fixed-income securities. MarketAxess also offers a number of trading-related products and services, including: market data to assist clients with trading decisions; connectivity solutions that facilitate straight-through processing; technology services to optimize trading environments; and execution services for exchange-traded fund managers and other clients. Through its Trax® division, MarketAxess also offers a range of pre- and post-trade services, including trade matching, regulatory transaction reporting and market and reference data, across a range of fixed-income products. Trax is the trading name of Xtrakter Ltd., a MarketAxess group company.

MarketAxess maintains its headquarters in New York and has offices in London, Boston, Chicago, Los Angeles, Miami, Salt Lake City, San Francisco, São Paulo, Hong Kong and Singapore. For more information, please visit www.marketaxess.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements, including statements about the outlook and prospects for Company and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. The Company’s actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties, including: the volatility of financial services markets generally; the level of trading volume transacted on the MarketAxess platform; the absolute level and direction of interest rates and the corresponding volatility in the corporate fixed-income market; the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; the rapidly evolving nature of the electronic financial services industry; our ability to introduce new fee plans and our clients’ response; our exposure to risks resulting from non-performance by counterparties to transactions executed between our clients in which we act as an intermediary in matched principal trades; our dependence on our broker-dealer clients; the loss of any of our significant institutional investor clients; our ability to develop new products and offerings and the market’s acceptance of those products; the effect of rapid market or technological changes on us and the users of our technology; our ability to successfully maintain the integrity of our trading platform and our response to system failures, capacity constraints and business interruptions; our vulnerability to cyber security risks; our ability to protect our intellectual property rights or technology and defend against intellectual property infringement or other claims; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our ability to comply with new laws, rules and regulations both domestically and internationally; our ability to maintain effective compliance and risk management methods; the strain of growth initiatives on management and other resources; our future capital needs and our ability to obtain capital when needed; limitations on our operating flexibility contained in our credit agreement; and other factors. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.

Media and Investor Relations Contacts:

Tony DeLise	William McBride
MarketAxess Holdings Inc.	RF|Binder
+1-212-813-6017	+1-917-239-6726

Mary Sedarat
MarketAxess Holdings Inc.
+1-212-813-6226

MarketAxess Holdings Inc.

Consolidated Statements of Operations

	Three Months Ended
	March 31,
	2017	2016
	(In thousands, except per share data)
	(unaudited)
Revenues
Commissions	$94,022	$79,093
Information and post-trade services	7,816	7,779
Investment income	747	418
Other	1,306	1,283

Total revenues	103,891	88,573

Expenses
Employee compensation and benefits	27,401	24,527
Depreciation and amortization	4,693	4,681
Technology and communications	4,585	4,304
Professional and consulting fees	4,279	3,862
Occupancy	1,404	1,161
Marketing and advertising	1,886	1,778
Clearing costs	1,327	1,766
General and administrative	2,709	2,124

Total expenses	48,284	44,203

Income before income taxes	55,607	44,370
Provision for income taxes	13,144	15,407

Net income	$42,463	$28,963

Per Share Data:
Net income per common share
Basic	$1.15	$0.79
Diluted	$1.11	$0.77

Cash dividends declared per common share	$0.33	$0.26

Weighted-average common shares:
Basic	36,850	36,775
Diluted	38,112	37,671

MarketAxess Holdings Inc.

Commission Revenue Details

	Three Months Ended
	March 31,
	2017	2016
	Total Commissions Revenue
	(In thousands)
	(unaudited)
Transaction Fees
U.S. high-grade	$35,523	$31,568
Other credit [1]	41,695	30,921
Liquid products [2]	630	620

Total transaction fees	77,848	63,109

Distribution Fees
U.S. high-grade	15,750	14,224
Other credit[1]	280	1,500
Liquid products[2,3]	144	260

Total distribution fees	16,174	15,984

Total Commissions	$94,022	$79,093

	Average Variable Transaction Fee Per Million
	(unaudited)
U.S. high-grade - fixed-rate	$166	$184
U.S. high-grade - floating-rate	55	36
Total U.S. high-grade	162	178
Other credit	261	264
Liquid products	41	40
Total	197	204

[1]	Other credit includes high-yield, emerging markets, Eurobonds and municipal bonds.
[2]	Liquid products includes U.S. agencies and European government bonds.
[3]	Includes CDS SEF-related revenue.

MarketAxess Holdings Inc.

Consolidated Condensed Balance Sheet Data

	As of
	March 31, 2017	December 31, 2016
	(In thousands)
	(unaudited)
Assets
Cash and cash equivalents	$137,655	$168,243
Investments, at fair value	218,559	194,404
Accounts receivable, net	56,642	50,668
All other assets	117,858	114,727

Total assets	$530,714	$528,042

Liabilities and stockholders’ equity
Total liabilities	$48,359	$60,029
Total stockholders’ equity	482,355	468,013

Total liabilities and stockholders’ equity	$530,714	$528,042

MarketAxess Holdings Inc.

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended
	March 31,
	2017	2016
	(In thousands)
	(unaudited)
	Earnings Before Interest, Taxes, Depreciation and Amortization
Net income	$42,463	$28,963

Add back:
Interest expense	—	—
Provision for income taxes	13,144	15,407
Depreciation and amortization	4,693	4,681

Earnings before interest, taxes, depreciation and amortization	$60,300	$49,051

	Free Cash Flow
	(In thousands)
	(unaudited)
Cash flow from operating activities	$30,549	$(57,383)

Add back:
Net purchases of corporate debt trading investments	1,196	73,235
Excess tax benefits from share-based compensation previously recorded under financing activities	—	4,640

Less:
Purchases of furniture, equipment and leasehold improvements	(4,149)	(2,652)
Capitalization of software development costs	(3,172)	(3,035)

Free cash flow	$24,424	$14,805

MarketAxess Holdings Inc.

Volume Statistics*

	Three Months Ended March 31,
	2017	2016
	Total Trading Volume
	(In millions)
	(unaudited)
U.S. high-grade - fixed-rate	$211,974	$170,219
U.S. high-grade - floating-rate	7,420	7,507

Total U.S. high-grade	219,394	177,726
Other credit	159,724	116,974
Liquid products	15,306	15,320

Total	$394,424	$310,020

	Average Daily Volume
	(In millions)
	(unaudited)
U.S. high-grade	$3,539	$2,914
Other credit	2,557	1,909
Liquid products	247	251

Total	$6,343	$5,074

Number of U.S. Trading Days [1]	62	61
Number of U.K. Trading Days [2]	64	62

[1]	The number of U.S. trading days is based on the SIFMA holiday recommendation calendar.
[2]	The number of U.K. trading days is based on the U.K. Bank holiday schedule.